EMPLOYMENT AGREEMENT

COMMERCE BANCORP, INC.

DOUGLAS J. PAULS

EFFECTIVE DATE JANUARY 1, 2005

EMPLOYMENT AGREEMENT INDEX

1.	Employment and Term of Employment.	1
2.	Services and Duties.	2
3.	Compensation.	2
4.	Plans and Fringe Benefits.	2
5.	Termination by Commerce for Cause.	3
6.	Disability and Death.	3
7.	Termination by Commerce without Cause and Termination for Good Reason.	4
8.	Change in Control and Good Reason.	6
9.	Confidential Information and Non-Competition.	7
10.	Successors and Assigns.	9
11.	Assignment.	9
12.	Source of Payment and Timing.	10
13.	Interest.	10
14.	Reimbursement of Enforcement Expenses.	10
15.	Notices.	10
16.	General Provisions.	11

EMPLOYMENT AGREEMENT

This Agreement is dated effective as of January 1, 2005, by and between COMMERCE BANCORP, INC. (“Commerce”), a New Jersey business corporation, and Douglas J. Pauls (“Pauls” or “Pauls”).

BACKGROUND

Pauls is the Senior Vice President/Chief Financial Officer (“CFO”) of Commerce Bank, N.A. (“CB”), a national banking association and a wholly-owned subsidiary of Commerce. The Board of Directors of Commerce (the “Board”) has determined that the future services of Pauls in these capacities will be of value to Commerce, CB and Commerce’s other present and future subsidiaries. Accordingly, the Board wishes to have Pauls’ services available to Commerce for at least two years and to provide supplemental benefits to Pauls should his employment with Commerce terminate under certain circumstances or should he die or become disabled before the termination of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained here, and intending to be legally bound, the parties agree as follows:

1.  Employment and Term of Employment.

1.1  Commerce offers Pauls employment, and Pauls accepts such employment, subject to all the terms and conditions of this Agreement, for a term of two years beginning on the date stated above, and, subject to automatic renewal and extension as stated below and to Commerce’s and Pauls’ right to terminate his employment as stated below. Notwithstanding anything provided to the contrary, on each Anniversary Date of this Agreement, this Agreement and Pauls’ employment shall automatically be renewed and extended (upon the same terms and conditions) for a new two year term unless written notice by either party is given pursuant to Section 1.2 below. “Term” means the original two-year employment period, as well as any renewed or extended periods as provided for in this Agreement. “Anniversary Date” means May 1, 2006, as well as each annual May 1 thereafter if this Agreement is automatically renewed or extended.

1.2  Either party may terminate this Agreement on any Anniversary Date of this Agreement by giving to the other party written notice of termination no later than April 1 before any such Anniversary Date. As a result of the foregoing notice being given to either party, the Term will have one (1) year remaining from the applicable Anniversary Date, subject to the terms and conditions of this Agreement.

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2.  Services and Duties.

2.1  During the Term, Pauls shall be employed as Senior Vice President/Chief Financial Officer of Commerce. Subject to the approval of the CB Board of Directors, during the Term, Pauls shall also serve as the Senior Vice President/Chief Financial Officer of CB. Subject to the approval of the respective Boards of Directors, during the Term, Pauls shall also serve as an officer and/or director of such other subsidiaries of Commerce as such Board of Directors, with the consent of Pauls, shall designate. Pauls shall have such powers and duties as may from time to time be prescribed by the respective chief executive officers and Boards of Directors, provided that such duties are consistent with his present duties. Pauls agrees to accept such employment, and to devote his full time and efforts to the business and affairs of Commerce and its subsidiaries, and to use his best efforts to promote the interests of Commerce and its subsidiaries.

3.  Compensation.

3.1  Commerce shall pay the following compensation to Pauls for all services to be rendered by him under this Agreement and for all positions held by him during the Term, payable at regular intervals in accordance with Commerce’s normal payroll practices now or subsequently in effect: “base salary” at the rate of not less than $450,000 per year, subject to an annual review and subject to such upward adjustments as may be deemed appropriate by the Board or a Board-designated Committee. For this Agreement, a “year” shall be deemed to commence on January 1, 2005, and on January 1 of each subsequent calendar year. Compensation for a portion of a year shall be pro-rated. The Board or such Committee may recommend an increase in salary for Pauls, but shall have no obligation to do so. Base salary once increased by the Board or a Board-designated Committee may not be decreased.

3.2  During the Term, Commerce will reimburse Pauls for all expenses incurred by Pauls which Commerce determines to be reasonable and necessary (in accordance with its normal reimbursement practices now or subsequently in effect) for Pauls to carry out his duties under this Agreement.

4.  Plans and Fringe Benefits.

4.1  During the Term, Pauls shall be entitled to participate in any bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation programs now or hereafter in effect which are generally made available from time to time to executive officers of Commerce. For any period less than a full year during the Term, Pauls shall receive an amount equal to the prorated portion of the compensation payable pursuant to such plan or program.

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4.2  During the Term, Pauls shall also be entitled to: (a) participate in all fringe benefits as then in effect that are generally available to Commerce’s salaried officers including, without limitation, medical and hospitalization coverage, life insurance coverage and disability coverage; and (b) such other fringe benefits as the Board, or a designated Committee, shall deem appropriate; provided that such benefits are consistent with those that he currently enjoys including, without limitation, use of an automobile and paid holidays and vacations.

5.  Termination by Commerce for Cause.

5.1  Commerce shall have the right at any time to terminate Pauls’ employment, for cause, on thirty days’ prior written notice to Pauls. For this Agreement, the term “for cause” means only the following:

(i)  If at any time during the Term, Pauls is indicted for, convicted of or enters a plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving fraud, moral turpitude or dishonesty; or

(ii)  If at any time during the Term, Pauls willfully violates any of the covenants or provisions of this Agreement including, without limitation, the willful failure of Pauls to perform his duties hereunder or the instructions of the Board after written notice of such instructions (other than any such failure resulting from Pauls’ incapacity due to illness or disability) or Pauls engages in any conduct materially harmful to Commerce’s business, and in either case fails to cease such conduct or correct such conduct, as the case may be, within thirty days subsequent to receiving written notice from the Board advising Pauls of same (which conduct shall be specifically set forth in such notice).

5.2  If Pauls’ employment shall terminate for cause, then Commerce shall pay Pauls his full base salary through the date of termination at the rate in effect at the time notice of termination is given and Commerce shall have no further obligations to Pauls under this Agreement other than to pay Pauls such other compensation as may be due Pauls pursuant to Sections 4.1 and 4.2 above.

6.  Disability and Death.

6.1  If Pauls becomes permanently disabled while employed during the Term, then Commerce shall compensate Pauls for the balance of the Term at a rate equal to 70% of his base annual salary at the time he became permanently disabled. Commerce agrees that it will make the payments due under this Section 6.1 on the first day of each month, commencing with the first day of the month following the month in which Pauls is deemed to be permanently disabled, in an amount equal to 1/12 of 70% of Pauls’ base annual salary at the time he is deemed to be permanently disabled. Such payments shall be reduced each month, however, by the amount of any disability payments made to Pauls under any Commerce-sponsored disability insurance plan. The amount of the reduction under the preceding sentence shall be computed as

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if Pauls had elected to receive monthly payments of disability benefits (regardless of the actual payment frequency). If Pauls becomes permanently disabled as provided in this Section 6, then he shall nonetheless continue, after becoming so disabled and until the end of the Term, to be entitled to receive at Commerce’s expense such group hospitalization coverage, life insurance coverage and disability coverage as is generally made available from time to time to executive officers of Commerce, if and to the extent permitted by the respective insurers of such coverage. Until such time as Pauls is deemed to be permanently disabled, Pauls shall continue to receive his full base salary and other compensation and fringe benefits due him under Sections 4.1 and 4.2 above.

6.2  For this Agreement, Pauls shall be deemed to have become “permanently disabled” upon his failure to render services of the character contemplated by this Agreement, because of his physical or mental illness or other incapacity beyond his control, other than his death, for a continuous period of 6 months, or for shorter periods aggregating more than 9 months in any 18 consecutive months.

6.3  If Pauls dies during the Term while employed hereunder, then his employment and his rights to compensation hereunder shall automatically terminate at the close of the calendar week in which death occurs; and, in addition to his full base salary to the date of termination and any compensation due him as provided in Section 4.1. above, Commerce shall pay to such person as Pauls shall designate in a notice filed with Commerce or, if no such person shall be designated, to his estate, as a lump sum death benefit, an amount equal to the product of: (A) Pauls’ average annual base salary in effect during the twenty-four months immediately preceding his death; and (B) two. The foregoing death benefit shall be in addition to any amount payable under any group life insurance program maintained by Commerce or any of its subsidiaries.

7.  Termination by Commerce without Cause and Termination for Good Reason.

7.1  If Commerce shall terminate Pauls’ employment other than for cause or as provided in Section 1.2 above, then:

(i)  Commerce shall pay to Pauls his full base salary through the date of termination and any compensation when due him as provided in Section 4.1 above; and

(ii)  In lieu of any further salary payments to Pauls for a period subsequent to the date of termination, Commerce shall pay as severance pay to Pauls a lump sum severance payment (the “Severance Payment”) equal to the amount of Pauls’ base salary which is in effect on the date of termination and which would have been paid to Pauls between the date of termination and the end of the then Term had Pauls continued to be employed by Commerce to the end of the then Term.

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7.2  If Pauls shall terminate his employment for “Good Reason” (as defined in section 8.2 below) then:

(i)  Commerce shall pay to Pauls his full base salary through the date of termination and any compensation when due him as provided in Section 4.1 above; and

(ii)  In lieu of any further salary payments to Pauls for a period subsequent to the date of termination, Commerce shall pay as severance pay to Pauls a lump sum severance payment (the “Severance Payment”) equal to four times Pauls’ average annual base salary in effect during the twenty-four months immediately preceding such termination.

7.3  Upon termination of Pauls’ employment as set forth in either Section 7.1 or 7.2 above, Commerce shall promptly determine the aggregate present value pursuant to Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”) of all amounts payable to Pauls under this Agreement, and of all other amounts payable to Pauls upon or by reason of his termination which are determined in good faith by Commerce to be “parachute payments” (as defined in section 280G(b)(2) of the Code and the regulations promulgated thereunder) made pursuant to agreements or plans which are subject to section 280G. Commerce’s determination of present value and of other amounts constituting “parachute payments” is binding; provided that if Pauls obtains an opinion of counsel satisfactory to Commerce or an Internal Revenue Service ruling to the effect that the method of determining present value was improper or that specified payments did not constitute “parachute payments,” calculations will be made in accordance with such opinion or ruling. In the event the aggregate present value of all benefits under this Agreement and other “parachute payments” is equal to or in excess of 300% of Pauls’ “base amount” as defined in Section 280G(b)(3)(A) and the regulations thereunder, Pauls waives the right to “parachute payments” sufficient to reduce the present value of all such payments below 300% of the “base amount.” Pauls shall have the right to designate those benefits which shall be waived or reduced in order to comply with this provision but failing designation by Pauls, Commerce may designate those benefits which may be waived or reduced. If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue service proceeding that, notwithstanding the good faith of Pauls and Commerce in applying the terms of this Section 7, the aggregate “parachute payments” paid to or for Pauls’ benefit are in an amount that would result in any portion of such “parachute payments” not being deductible by Commerce or any affiliate by reason of Section 280G of the Code, then Pauls shall have an obligation to pay Commerce upon demand an amount equal to the sum of (i) the excess of the aggregate “parachute payments” paid to or for Pauls’ benefit without any portion of such “parachute payments” not being deductible by reason of Section 280G of the Code and (ii) interest on the amount set forth in clause (i) above at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Pauls’ receipt of such excess until the date of such payment.

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7.4  In addition to the other compensation set forth in either Section 7.1 or 7.2 above, upon termination of Pauls’ employment as set forth in either Section 7.1 or 7.2 above, Pauls shall be entitled to the following benefits from Commerce:

(i) Following the date of termination, Pauls shall be entitled to participate in all Commerce medical, disability, hospitalization and life insurance benefits for a period of three years except that should subsequent employment be accepted during the three year period following the date of termination, continuation of any medical, disability, hospitalization and life insurance benefits will be offset by coverages provided through Pauls’ subsequent employer.

7.5  Except as provided in this Section 7, nothing in this Agreement shall affect or have any bearing on Pauls’ entitlement to other benefits under any plan or program providing benefits by reason of termination of employment.

7.6  Pauls shall have the right to terminate his employment for “Good Reason” (as defined in Section 8.2 below) if he shall first give Commerce not less than thirty days written notice of his intention to so terminate his employment specifying the reason(s) for such termination and the date of termination, and thereafter Commerce shall not have cured or remedied the reason(s) for such termination prior to the date of termination set forth in such notice.

7.7  Anything in this Agreement to the contrary notwithstanding, Pauls shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

8.  Change in Control and Good Reason.

8.1  For this Agreement, a “change of control” of Commerce means a change in control of Commerce or CB of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as enacted and enforced on the date hereof, whether or not Commerce or CB is subject to such reporting requirement; provided that without limitation such a change in control shall have been deemed to conclusively occur when any of the following events shall have occurred without Pauls’ prior written consent:

(i)  within any period of two consecutive years during the Term, a change in at least a majority of the members of the Board or the addition of five or more new members to the Board unless such change or addition occurs with the affirmative vote in writing of Pauls in his capacity as a director or a shareholder; or

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(ii)  a Person or group acting in concert as described in Section 13(d)(2) of the Exchange Act holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of common shares of Commerce which constitutes either (a) more than fifty percent of the shares which voted in the election of directors of Commerce at the shareholders’ meeting immediately preceding such determination or (b) more than thirty percent of Commerce’s outstanding common shares. For purposes of this Section 8.1(ii)(b), unexercised warrants or options or unconverted nonvoting securities shall count, for this purpose, as constituting beneficial ownership of Commerce’s common shares into which the warrants or options are exercisable or the nonvoting convertible securities are convertible, notwithstanding anything to the contrary contained in Rule 13d-3 of the Exchange Act.

8.2  For this Agreement, “Good Reason” means: (i) a change in control of Commerce (as defined in Section 8.1 above) and within three years thereafter, without Pauls’ consent, the nature and scope of Pauls’ authority with Commerce or a surviving or acquiring Person are materially reduced to a level below that which he enjoys on the date hereof, the duties and responsibilities assigned to Pauls are materially inconsistent with that which he has on the date of this Agreement, the fringe benefits which Commerce provides Pauls on the date of this Agreement or at any time hereafter are materially reduced, Pauls’ position or title with Commerce or the surviving or acquiring person is reduced from his current position or title with Commerce, or any relocation or transfer of Commerce’s principal executive offices to a location more than fifty miles from Pauls’ principal residence on the date hereof without Pauls’ consent; (ii) Commerce materially breaches this Agreement; or (iii) the failure or refusal of any successor to Commerce to assume all duties and obligations of Commerce under this Agreement.

9.  Confidential Information and Non-Competition.

9.1  Pauls covenants and agrees that he will not, during the term of his employment or at any subsequent time, except with the express prior written consent of the Board, directly or indirectly disclose, communicate or divulge to any Person, or use for the benefit of any Person, any knowledge or information with respect to the conduct or details of Commerce’s business which he, acting reasonably, believes or should believe to be of a confidential nature and the disclosure of which to not be in Commerce’s interest.

9.2  Pauls covenants and agrees that he will not, during the term of his employment, except with the express prior written consent of the Board, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, engage in or assist any Person to engage in any act or action which he, acting reasonably, believes or should believe would be harmful or inimical to the interests of Commerce.

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9.3  (A) Pauls covenants and agrees that he will not, except with the express prior written consent of the Board, in any capacity (including, but not limited to, owner, partner, shareholder, consultant, agent, employee, officer, director or otherwise), directly or indirectly, for his own account or for the benefit of any Person, establish, engage or participate in or otherwise be connected with any commercial banking business which conducts business in any geographic area in which Commerce and its subsidiaries is then conducting such business except that the foregoing shall not prohibit Pauls from owning as a shareholder less than 5% of the outstanding voting stock of an issuer whose stock is publicly traded.

(B) The provisions of Section 9.3(A) shall be applicable commencing on the date of this Agreement and ending on one of the following periods, as applicable:

(i) If this Agreement is terminated by Commerce in accordance with the provisions of Section 1.2 of this Agreement, the effective date of termination of this Agreement;

(ii)  If this Agreement is terminated by Pauls in accordance with the provisions of Section 1.2 of this Agreement, one year following the effective date of termination of this Agreement;

(iii) If Commerce terminates this Agreement in accordance with the provisions of Section 5.1 of this Agreement or the Pauls voluntarily terminates his employment, one year following the effective date of termination of this Agreement; or

(iv) If this Agreement is terminated in accordance with the provisions of either Section 7.1 or 7.2 of this Agreement, one year following the effective date of termination of this Agreement.

9.4  The parties agree that any breach by Pauls of any of the covenants or agreements contained in this Section 9 will result in irreparable injury to Commerce for which money damages could not adequately compensate Commerce and therefore, in the event of any such breach, Commerce shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining Pauls and/or any other Person involved from continuing such breach. The existence of any claim or cause of action which Pauls may have against Commerce or any other Person (other than a claim for Commerce’s breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants. In the event of any alleged breach by Pauls of any of the covenants or agreements contained in this Section 9, Commerce shall continue any and all of the payments due Pauls under this Agreement until such time as a Court shall enter a final and unappealable order finding such a breach; provided, that the foregoing shall not preclude a Court from ordering Pauls to repay such payments made to him for the period after the breach is determined to have occurred or from

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ordering that payments hereunder be permanently terminated in the event of a material and willful breach.

9.5  If any portion of the covenants or agreements contained in this Section 9, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 9 is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

9.6  For purposes of this Section 9, the term “Commerce” shall include Commerce, any successor of Commerce under Section 10 hereof, and all present and future direct and indirect subsidiaries and affiliates of Commerce including, but not limited to, CB.

10.  Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Commerce which will acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Commerce, and shall otherwise inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Upon the death of Pauls, any payments or benefits otherwise due Pauls hereunder shall be paid to or be for the benefit of Pauls’ legal representatives. Nothing in the Agreement shall preclude Commerce from consolidating or merging into or with or transferring all or substantially all of its assets to another Person. In that event, such other Person shall assume this Agreement and all obligations of Commerce in this Agreement. Upon such a consolidation, merger, or transfer of assets and assumption, the term “Commerce” as used in this Agreement, shall mean such other Person and this Agreement shall continue in full force and effect.

11.  Assignment.

Neither this Agreement nor any rights to receive payments hereunder shall be voluntarily or involuntarily assigned, transferred, alienated, encumbered or disposed of, in whole or in part, without Commerce’s prior written consent and approval, and shall not be subject to anticipation, levy, execution, garnishment, attachment by, or interference or control of, any creditor.

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12.  Source of Payment and Timing.

12.1  All payments provided under this Agreement shall be paid in cash from the general funds of Commerce, no special or separate fund shall be required to be established and Pauls shall have no right, title or interest whatsoever in or to any investment which Commerce may make to aid Commerce in meeting its obligations hereunder except to the extent that Commerce shall, in its sole and absolute discretion, choose to designate any of its rights it may have under one or more life insurance policies it may obtain to cover any of its obligations under this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or fiduciary relationship between Commerce and Pauls or any other Person.

12.2  All payments due Pauls under Sections 5.1, 6.3, 7.1 or 7.2 above shall be made not later than the thirtieth day following the date of termination of employment.

13.  Interest.

In the event any benefits due to Pauls are not paid when due hereunder, Pauls shall be entitled (in addition to his other rights and remedies) to interest on the past due amounts at a rate equal to two percentage points above the prime rate charged from time to time by CB, such interest to commence on the date a benefit was due hereunder.

14.  Reimbursement of Enforcement Expenses.

If Commerce fails to pay or provide Pauls any of the amounts due him under this Agreement or fails to provide Pauls with any of the other benefits due him under this Agreement, and provided Commerce does not cure any such failure within thirty days after having received written notice from Pauls of such failure, Pauls shall be entitled to full reimbursement from Commerce for all costs and expenses (including reasonable attorneys’ fees and costs) incurred by Pauls in enforcing his rights under this Agreement.

15.  Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice:

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If to Commerce, to:

Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, New Jersey 08034-5400

Attn:	Vernon W. Hill, II Chief Executive Officer

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

16.  General Provisions.

16.1  This Agreement constitutes the entire agreement between the parties concerning its subject matter, and supersedes and replaces all prior agreements between the parties. No amendment, waiver or termination of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver or termination hereof executed, by Commerce and Pauls (or his legal representatives) shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person including, but not limited to, Pauls’ wife, and no Person shall be deemed to be a third party beneficiary under this Agreement except to the extent provided under Section 12.1 above.

16.2  CB or any other subsidiary of commerce may make payments to Pauls hereunder in lieu of payments to be made by Commerce, and to the extent such payments are so made, Commerce shall be released of its obligations to make such payments.

16.3  The benefits provided under this Agreement shall be in addition to and shall not affect the proceeds payable to Pauls’ beneficiaries under group life insurance policies which Commerce may be carrying on Pauls’ life.

16.4  “Person” as used in this Agreement means a natural person, joint venture, corporation, sole proprietorship, trust, estate, partnership, cooperative, association, non-profit organization or any other legal entity.

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16.5  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

16.6  Except as otherwise expressly stated in this Agreement, no failure on the part of any party to this Agreement to exercise and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.7  Commerce and Pauls consent to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey in any and all actions arising hereunder and irrevocably consent to service of process as set forth in Section 15 above.

16.8  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions of this Agreement.

16.9  This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of New Jersey applicable to contracts executed and to be performed solely in the State of New Jersey.

COMMERCE BANCORP, INC.

(Corporate Seal)	By: /s/ Vernon W. Hill, II
Vernon W. Hill, II
President and Chief Executive Officer

Attest:_____________________________

/s/ Douglas J. Pauls (SEAL)
Douglas J. Pauls

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